EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Daniel Francisco
	Investor Relations	Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4465	(208) 368-5584

MICRON TECHNOLOGY, INC., REPORTS RESULTS FOR THE
FOURTH QUARTER AND 2009 FISCAL YEAR

BOISE, Idaho, September 29, 2009 – Micron Technology, Inc., (NYSE: MU) today announced results of operations for its fourth quarter and 2009 fiscal year, which ended September 3, 2009. For the fourth quarter of fiscal 2009, the company posted a net loss of $88 million, or $0.10 per diluted share, on net sales of $1.3 billion. For the 2009 fiscal year, the company posted a net loss of $1.8 billion, or $2.29 per diluted share, on net sales of $4.8 billion. In the fourth quarter and for the 2009 fiscal year, the company generated $357 million and $1.2 billion, respectively, in cash flows from operations. The company ended the year with $1.5 billion in cash and investments.

“The market, while still challenging, is beginning to improve. Micron has been one of the only companies in the industry able to generate positive operating cash flow every quarter during this downturn. Our operating performance and ongoing cost improvements put Micron in a great competitive position going forward,” said Steve Appleton, Micron Chairman and CEO.

Revenue from sales of DRAM products increased 28 percent in the fourth quarter compared to the third quarter due to a 19 percent increase in sales volumes and an 8 percent increase in average selling prices. Revenue from sales of NAND Flash products increased 10 percent in the fourth quarter compared to the third quarter due to a 23 percent increase in sales volumes. This was partially offset by an 11 percent decrease in average selling prices resulting primarily from reduced manufacturing costs associated with products sold to Intel Corporation, the company’s NAND Flash manufacturing partner. Prices for NAND Flash products sold to Intel approximate cost, which decreased significantly in the fourth quarter compared to the third quarter as the transition to the company’s 34 nanometer (nm) NAND process technology was substantially completed. Average selling prices for NAND Flash sales excluding those to Intel were relatively stable in the fourth quarter compared to the previous quarter.

The company’s gross margin on sales of memory products continued to improve from 11 percent in the third quarter of fiscal 2009 to 12 percent in the fourth quarter. Cost of goods sold in the fourth quarter includes approximately $37 million of charges for unused production capacity at the company’s Inotera and IM Flash joint ventures. There was no lower of cost or market write-down of memory inventories during the third or fourth quarters. When adjusted to exclude the effects of selling products subject to previous lower of cost or market write-downs and the idle capacity costs from Inotera and IM Flash, gross margins on sales of memory products improved to positive 8 percent in the fourth quarter compared to negative 12 percent in the third quarter as a result of significant decreases in per gigabit manufacturing costs.

Unit sales from the company’s imaging segment were approximately 30 percent higher in the fourth quarter as compared to the preceding quarter, the effect of which was essentially offset by a decline in the average selling price resulting from the transition during the quarter to wafer foundry sales of products. Gross margin on sales of imaging products however improved to 20 percent in the fourth quarter as compared to 2 percent in the third quarter primarily as a result of increased utilization of dedicated 200 millimeter (mm) manufacturing capacity.

The company will host a conference call today at 2:30 p.m. MDT to discuss its financial results. The call, audio and slides will be available online at www.micron.com. A webcast replay will be available on the company’s Web site until Sept. 29, 2010. A taped audio replay of the conference call will also be available at (706) 645-9291 (conference number: 30898947) beginning at 5:30 p.m. MDT today and continuing until 5:30 p.m. MDT on Oct. 6, 2009.

Micron Technology, Inc., is one of the world's leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets DRAM, NAND flash memory, CMOS image sensors, other semiconductor components, and memory modules for use in leading-edge computing, consumer, networking and mobile products. Micron's common stock is traded on the New York Stock Exchange (NYSE) under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

MICRON TECHNOLOGY, INC.
CONSOLIDATED FINANCIAL SUMMARY
(in millions except per share amounts)

	4th Qtr.	3rd Qtr.	4th Qtr.	Year Ended
	Sep. 3,	Jun. 4,	Aug. 28,	Sep. 3,	Aug. 28,
	2009	2009	2008	2009	2008

Net sales	$1,302	$1,106	$1,449	$4,803	$5,841
Cost of goods sold (1)	1,132	999	1,514	5,242	5,896
Gross margin	170	107	(65)	(439)	(55)
Selling, general and administrative	82	80	107	354	455
Research and development	139	162	167	647	680
Restructure (2)	12	19	4	70	33
Goodwill impairment (3)	--	--	--	58	463
Other operating (income) expense (4)	(14)	92	(5)	107	(91)
Operating loss	(49)	(246)	(338)	(1,675)	(1,595)
Interest income (expense), net	(31)	(31)	(9)	(113)	(3)
Other non-operating income (expense)	(1)	(3)	(6)	(16)	(13)
Income tax (provision) benefit (5)	13	2	(2)	(2)	(18)
Equity in net losses of equity method investees (6)	(34)	(45)	--	(140)	--
Noncontrolling interests in net (income) loss	14	33	11	111	10
Net loss	$(88)	$(290)	$(344)	$(1,835)	$(1,619)

Loss per share:
Basic	$(0.10)	$(0.36)	$(0.45)	$(2.29)	$(2.10)
Diluted	(0.10)	(0.36)	(0.45)	(2.29)	(2.10)

Number of shares used in per share calculations:
Basic	844.3	813.3	772.9	800.7	772.5
Diluted	844.3	813.3	772.9	800.7	772.5

	4th Qtr.	3rd Qtr.
	Sep. 3,	Jun. 4,
	2009	2009

Memory gross margin, as reported	$146	$104
Idle capacity costs from Inotera and IM Flash Singapore	37	25
Estimated effects of previous inventory write-downs	(91)	(242)
Memory gross margin, adjusted (7)	$92	$(113)
Memory gross margin percentage, as reported	12%	11%
Memory gross margin percentage, adjusted	8%	(12%	)

CONSOLIDATED FINANCIAL SUMMARY, Continued

		As of
	Sep. 3,	Jun. 4,	Aug. 28,
	2009	2009	2008

Cash and short-term investments	$1,485	$1,306	$1,362
Receivables	798	750	1,032
Inventories (1)	987	999	1,291
Total current assets	3,344	3,128	3,779
Property, plant and equipment	7,081	7,536	8,811
Total assets	11,455	11,664	13,430

Accounts payable and accrued expenses	1,037	1,037	1,111
Current portion of long-term debt	424	372	275
Total current liabilities	1,892	1,825	1,598
Long-term debt (8)	2,674	2,752	2,451
Noncontrolling interests in subsidiaries	1,986	2,130	2,865
Total shareholders’ equity (9)	4,654	4,697	6,178

	Year Ended
	Sep. 3,	Aug. 28,
	2009	2008

Net cash provided by operating activities	$1,206	$1,018
Net cash used for investing activities	(674)	(2,092)
Net cash provided by (used for) financing activities	(290)	125

Depreciation and amortization	2,139	2,060
Expenditures for property, plant and equipment	(488)	(2,529)
Net cash (paid to) received from noncontrolling interests	(681)	268
Payments on equipment purchase contracts	(144)	(387)

Noncash equipment acquisitions on contracts payable and capital leases	331	501

The company’s fiscal 2009 and fiscal 2008 included 53 weeks and 52 weeks, respectively.

(1)
The company’s results of operations for fiscal 2009, fiscal 2008 and the fourth quarter of fiscal 2008 include charges of $603 million, $282 million and $205 million, respectively, to write down the carrying value of work in process and finished goods inventories of memory products (both DRAM and NAND Flash) to their estimated market values.

(2)
In the second quarter of fiscal 2009, in response to a sustained severe downturn in the semiconductor memory industry and global economic conditions, the company announced that it would phase out all remaining 200mm wafer manufacturing operations at its Boise, Idaho, facility. In the first quarter of fiscal 2009, the company announced a restructuring of its memory operations. As part of the restructure announced in the first quarter, IM Flash Technologies (“IMFT”), a joint venture between the company and Intel Corporation, terminated its agreement with the company to supply NAND Flash memory from the company’s Boise facility, reducing IMFT’s NAND Flash production by approximately 35,000 200mm wafers per month. Resulting from these actions, the company recorded restructure charges of $12 million and $19 million in the fourth and third quarters of fiscal 2009, respectively, and $70 million for fiscal 2009, which was net of a $66 million credit to restructure in the first quarter of fiscal 2009.

(3)
In the second quarter of fiscal 2009, in accordance with FASB Statement No. 142, “Goodwill and Other Intangible Assets,” the company performed a test to determine whether its goodwill associated with its Imaging segment was impaired. Based on the results of the test, the company wrote off the $58 million of goodwill associated with its Imaging segment as of March 5, 2009. Additionally, in the second quarter of fiscal 2008, the company wrote off the $463 million of goodwill associated with its Memory segment.

(4)	Other operating (income) expense consisted of the following:

	4th Qtr.	3rd Qtr.	4th Qtr.	Year Ended
	Sep. 3,	Jun. 4,	Aug. 28,	Sep. 3,	Aug. 28,
	2009	2009	2008	2009	2008

(Gains) losses on disposals of property, plant and equipment	$(1)	$12	$4	$54	$(66)
(Gains) losses from changes in currency exchange rates	5	28	(8)	30	25
Loss (credit) on Aptina spinoff	(12)	53	--	41	--
Other	(6)	(1)	(1)	(18)	(50)
	$(14)	$92	$(5)	$107	$(91)

On July 10, 2009, the company sold a 65% interest in Aptina Imaging Corporation (“Aptina”), a wholly-owned subsidiary of the company and a significant component of its Imaging segment, to Riverwood Capital (“Riverwood”) and TPG Capital (“TPG”). Under the agreement, the company received approximately $35 million in cash and retained a 35% minority stake in Aptina and Riverwood and TPG contributed significant debt-free capital to the independent, privately-held, company. In connection therewith, in the third quarter of fiscal 2009, the company recorded a charge of $53 million, the estimated loss on the transaction, to write down certain Aptina intangible assets and property, plant and equipment to their estimated fair values. The company’s results of operations for the fourth quarter of fiscal 2009 include a credit of $12 million to adjust the estimated loss to the final loss of $41 million. The company will account for its interest in Aptina under the equity method and will continue to manufacture products for Aptina under a wafer supply agreement.

“Other” in the above table includes a gain of $38 million in the first quarter of fiscal 2008 for receipts from the U.S. government in connection with anti-dumping tariffs against memory products imported into the United States.

(5)
Income taxes for fiscal 2009 and 2008 primarily reflect taxes on the company’s non-U.S. operations and U.S. alternative minimum tax. The company has a valuation allowance for its net deferred tax asset associated with its U.S. operations. Tax attributable to U.S. operations in fiscal 2009 and 2008 were substantially offset by changes in the valuation allowance.

(6)	In the first quarter of fiscal 2009, the company acquired from Qimonda AG approximately 35.5% of the outstanding common stock of Inotera Memories, Inc. (“Inotera”) in a series of transactions for $398 million. The company’s results of operations for the fourth and third quarters of fiscal 2009 and for all of fiscal 2009 include charges of $31 million, $43 million and $130 million, respectively, for its share of the equity in net losses of Inotera. The carrying value of the company’s investment in Inotera as of September 3, 2009 was $229 million.

In connection with the acquisition, the company entered into a loan agreement with Nan Ya Plastics Corporation (“NPC”), pursuant to which NPC made a loan to the company in the principal amount of $200 million, the proceeds of which were used to pay for a portion of the purchase price of the shares in Inotera. In addition, the company entered into a loan agreement with Inotera, pursuant to which Inotera made a loan to the company in the principal amount of $85 million. The loan from Inotera was repaid in the third quarter of fiscal 2009 in accordance with its terms. The loans were recorded at their fair values and reflect an aggregate discount of $31 million from their face amounts. The aggregate discount was reflected as a reduction in the basis of the company’s investment in Inotera.

(7)
To supplement its consolidated financial statements presented on a GAAP basis, the company uses non-GAAP measures of gross margin, which are adjusted to exclude idle capacity costs from Inotera and IM Flash Singapore and the effects of inventory write-downs. Management does not consider these charges in evaluating the core operational activities of the company. In addition, management believes these non-GAAP measures are useful to investors in enabling them to better assess changes in the company’s gross margin and operating results across different time periods. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The non-GAAP financial measures presented by the company may be different than the non-GAAP financial measures presented by other companies.

(8)
In the third and second quarters of fiscal 2009, the company received $104 million and $97 million, respectively, in proceeds from term loans from the Singapore Economic Development Board (“EDB”). The proceeds of the loans were used to make additional contributions into the company’s TECH Semiconductor joint venture subsidiary. The loan agreement requires that TECH use the proceeds from the company’s equity contributions to purchase production assets and meet certain production milestones related to the implementation of advanced process manufacturing. The loan contains a covenant that limits the amount of indebtedness TECH can incur without approval from the EDB. The loan is collateralized by the company’s shares in TECH up to a maximum of 66% of TECH’s outstanding shares.

In the third quarter of fiscal 2009, the company issued $230 million of 4.25% Convertible Senior Notes due October 15, 2013 (the “Senior Notes”). The initial conversion rate for the Senior Notes is 196.7052 shares of common stock per $1,000 principal amount of Senior Notes. This is equivalent to an initial conversion price of approximately $5.08 per share of common stock. Holders of the Senior Notes may convert the Senior Notes at any time prior to maturity, unless previously redeemed or repurchased. The company may redeem all or part of the Senior Notes at any time after April 19, 2012 if the last reported sale price of common stock has been at least 135% of the conversion price for a specified period of time.

Concurrent with the offering of the Senior Notes, the company entered into capped call transactions (the “Capped Calls”) that have an initial strike price of approximately $5.08 per share, subject to certain adjustments, which matches the initial conversion price of the Senior Notes. The Capped Calls have a cap price of $6.64 per share and cover, subject to anti-dilution adjustments similar to those contained in the Senior Notes, an approximate combined total of 45.2 million shares of common stock. The Capped Calls are intended to reduce the potential dilution upon conversion of the Senior Notes. If, however, the market value per share of the common stock, as measured under the terms of the Capped Calls, exceeds the applicable cap price of the Capped Calls, there would be dilution to the extent that the then market value per share of the common stock exceeds the cap price. The company paid approximately $25 million from the net proceeds from the issuance and sale of the Senior Notes to purchase the Capped Calls. The Capped Calls expire in October and November 2012.

(9)	In the third quarter of fiscal 2009, the company completed the sale of 69.3 million shares of common stock at $4.15 per share in a registered public offering.